Exhibit 10.25

FOURTH LOAN MODIFICATION AGREEMENT

                This Fourth Loan Modification Agreement (“Loan Modification Agreement”) is entered into as of August 3, 2001, by and between BroadVision, Inc., a Delaware corporation (the “Borrower”), and Silicon Valley Bank (“Bank”).

RECITALS

                Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 2, 1997, as amended from time to time, including, but not limited to, the First Amendment to Loan and Security Agreement dated as of February 5, 1998, the Second Amendment to Loan and Security Agreement dated as of April 7, 1998, he Amendment to Loan and Security Agreement dated as of May 4, 1999, the Loan Modification Agreement dated as of August 30, 1999, the Second Loan Modification Agreement dated as of May 3, 2000, the Third Loan Modification Agreement entered into as of May 11, 2001, and as may be further amended or modified in writing from time to time hereafter (collectively, the “Loan Agreement”).

                NOW, THEREFORE, the parties agree as follows:

1.             Defined Terms.  The defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.  Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.”

2.             Description of Collateral.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement, including, without limitation, that certain SVB Investment Products and Services Account as defined below.  Hereinafter, the above-described security documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Loan Documents.”

3.             Waiver.  Bank hereby waives the requirement that Borrower maintain a minimum EBITDA of at least One Million Dollars ($1,000,000) for the fiscal quarter ending June 30, 2001 under Section 6.8 of the Loan Agreement.

4.             Description of Change in Terms.

a.     Modifications to Loan Agreement.

i.       The term “Revolving Maturity Date” as defined in Section 1.1 of the Loan Agreement is hereby changed from August 3, 2001, to November 3, 2001.

ii.      Bank shall not be required to make any further Revolving Advances to Borrower, issue or cause to be issued any Letters of Credit, or enter into any Exchange Contracts, as described in Section 2.1(c) of the Loan Agreement.

iii.     The following defined term is hereby added to Section 1.1 of the Loan Agreement:

“SVB Investment Products and Services Account” shall mean that certain account, established via the attached Direct Investment Notice and Agreement, that is maintained at Silicon Valley Bank or its authorized broker/dealer subsidiary (“Subsidiary”).

iv.    Section 6.8 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.8  SVB Investment Products and Services Account.  Borrower shall at all times maintain at least Ten Million ($10,000,000) in the SVB Investment Products and Services Account.

v.     Section 6.3 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.3  Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:  (a) as soon as available, but in any event within forty-five (45) days after the end of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period, certified by a Responsible Officer, (b) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower of any Subsidiary of One Hundred thousand dollars ($100,000) or more; (e) prompt notice of any material change in the composition of the Intellectual Property Collateral, including, but not limited to, any subsequent ownership right of the Borrower in or to any Copyright, Patent, or Trademark not specified in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely effects the value of the Intellectual Property Collateral; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.”

5.             Loan Fee.  Upon the execution of this Loan Modification Agreement, Borrower shall pay to Bank a loan fee of $7,000.00, and any other out-of-pocket costs incurred by Bank in connection with this Loan Modification Agreement, including, without limitation, the fees of Bank’s inside and outside legal counsel.

6.             Consistent Changes.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.             No Defenses of Borrower.  Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

8.             Continuing Validity.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future grant, extension or modification to the Indebtedness or any part thereof.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker or endorser will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

9.             Conditions.  The effectiveness of this Loan Modification Agreement is conditioned upon the execution of this document by all parties and the Borrower’s delivery of this Loan Modification Agreement to the Bank.  Borrower represents and warrants that the Representations and Warranties contained in the Loan Agreement are true and correct as of the date of this Loan Modification Agreement and that no event of default has occurred and is continuing.

10.           Full Force and Effect.  Except as expressly modified herein, all of the terms, covenants, conditions, warranties, and representations contained in the Loan Agreement shall remain and continue in full force and effect.

11.           Entire Agreement.  The written provisions of this Loan Modification Agreement, together with the written provisions of the Loan Agreement, shall represent the entire agreement between the parties respecting the subject matter thereof, and may not be contradicted by evidence of any prior or contemporaneous agreement.

12.           Counterparts.  This Loan Modification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

This Loan Modification Agreement is executed as of the date first set forth above.

BORROWER

BANK

BROADVISION, INC.,	SILICON VALLEY BANK
A Delaware corporation